Exhibit 8.1

List of Significant Subsidiaries and Consolidated Variable Interest Entities of the Registrant

Subsidiaries	Place of Incorporation
First High-School BVI	BVI
First High-School HK	Hong Kong
Yunnan Century Long-Spring Technology Co., Ltd.	PRC
Beijing Hengzhong Education Consulting Co., Ltd.	PRC
Yunnan Long-Spring Logistics Service Co., Ltd.	PRC

Consolidated Variable Interest Entities	Place of Incorporation
Long-Spring Education Holding Group Limited	PRC
Beijing Hengyue Education Technology Co., Ltd.	PRC
Beijing Long-Spring Education Technology Co., Ltd.	PRC
Ordos Hengyue Education Technology Co., Ltd.	PRC
Ordos Hengshui Experimental High School	PRC
Yunnan Zhongchuang Education Tutorial School	PRC
Resort District Hengshui Experimental Secondary School	PRC
Yunnan Hengshui Chenggong Experimental Secondary School	PRC
Yunnan Hengshui Experimental Secondary School—Xishan School	PRC
Yunnan Hengshui Yiliang Experimental Secondary School	PRC
Yunnan Long-Spring Foreign Language Secondary School Dianchi Resort District School	PRC
Qujing Hengshui Experimental Secondary School	PRC
Yunnan Yuxi Hengshui Experimental High School	PRC
Kunming Guandu Hengshizhong Education Training School Co., Ltd.	PRC
Xinping Hengshi High School Co., Ltd.	PRC
Xinping Hengshui Experimental Middle School	PRC
Shanxi Long-Spring Enterprise Management Co., Ltd.	PRC
Datong Hengshi Gaokao Tutorial School	PRC
Xishuangbanna Hengshi High School Co., Ltd.	PRC
Guizhou Long-Spring Century Technology Co., Ltd.	PRC
Guizhou Hengshizhong Technology Co., Ltd.	PRC
Yunnan Bainian Long-Spring Technology Co., Ltd.	PRC
Zhenxiong Bainian Long-Spring Technology Co., Ltd.	PRC
Yunnan Hengshui Qiubei Experimental High School	PRC
Yunnan Hengshui Wenshan Experimental High School	PRC
Mengla Hengshui Experimental High School	PRC